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                                                                  EXHIBIT (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated July 7, 1997, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other law require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of ETN Acquisition Corp. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                           FUSION SYSTEMS CORPORATION

                                       BY

                              ETN ACQUISITION CORP.

                            A WHOLLY-OWNED SUBSIDIARY

                                       OF

                                EATON CORPORATION

                                       AT

                              $39.00 NET PER SHARE

     ETN Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Eaton Corporation, an Ohio corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Fusion Systems Corporation, a Delaware corporation (the "Company"), and the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of September 8, 1994, as amended as of April 19, 1995 and June 30, 1997, between the Company and BankBoston, N.A. (formerly The First National Bank of Boston), as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $39.00 per Share (and associated Right), net to the seller in
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cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 7, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares herein and in the Offer to Purchase shall include the associated Rights.


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                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY,
                 AUGUST 1, 1997, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 30, 1997 (the "Merger Agreement"), by and among the Company, the Purchaser and Parent pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. On the effective date of the Merger, each outstanding Share (other than any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, and other than Shares, if any, held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive an amount equal to $39.00 in cash (without interest).

     On June 29, 1997, the Board of Directors of the Company declared a dividend of Contingent Payment Rights (the "Contingent Rights") with respect to (i) Shares outstanding on July 25, 1997 (the "Record Date") and (ii) Shares issued between the Record Date and the earlier of December 31, 1997 or the redemption date of the Contingent Rights upon exercise of options to purchase Shares issued under the Company's stock option and stock purchase plans and outstanding on the Record Date. THE OFFER IS NOT BEING MADE FOR THE CONTINGENT RIGHTS. HOLDERS OF RECORD OF SHARES ON JULY 25, 1997 WILL BE ENTITLED TO RECEIVE THE CONTINGENT RIGHTS ON THE PAYMENT DATE OF SEPTEMBER 23, 1997 WHETHER OR NOT THEIR SHARES ARE PURCHASED IN THE OFFER OR THE MERGER. SEE SECTION II OF THE OFFER TO PURCHASE.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER, THE MERGER AND THE DISTRIBUTION OF THE CONTINGENT RIGHTS, IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S STOCKHOLDERS.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15 OF THE OFFER TO PURCHASE.


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     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares (the "Share Certificates") for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal delivered with the Offer to Purchase (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares and (iii) any other documents required by the Letter of Transmittal.

     The Purchaser expressly reserves the right, in its sole discretion (subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend the period during which the Offer is open for any reason, including the existence of any of the conditions specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below).

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after September 4, 1997. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, August 1, 1997, unless and until the Purchaser, subject to the terms of the Merger Agreement, shall have further extended the period of


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time for which the Offer is open, in which event the term "Expiration Date"
shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire. In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

     The information required to be disclosed pursuant to Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase, and is incorporated herein by reference.

     The Company is providing the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names,


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or the names of whose nominees, appear on the stockholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained at the Purchaser's expense from the Information Agent or from brokers, dealers, commercial banks and trust companies. Neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                               MORROW & CO., INC
                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                            (212) 754-8000 (collect)
                                       or
                         CALL TOLL FREE: (800) 566-9061

                     Banks and Brokerage Firms please call:
                                 (800) 662-5200


July 7, 1997


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